UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM U5S

                                  ANNUAL REPORT

                      For the Year Ended December 31, 2002

       Filed pursuant to the Public Utility Holding Company Act of 1935 by

                                       by

                               EXELON CORPORATION
                            10 South Dearborn Street
                                   37th Floor
                             Chicago, Illinois 60603


                            PECO ENERGY POWER COMPANY
                               2301 Market Street
                        Philadelphia, Pennsylvania 19101

                          EXELON VENTURES COMPANY, LLC
                            10 South Dearborn Street
                                   37th Floor
                             Chicago, Illinois 60603

                         EXELON GENERATION COMPANY, LLC
                                 300 Exelon Way
                       Kennett Square, Pennsylvania 19348

                       EXELON ENERGY DELIVERY COMPANY, LLC
                            10 South Dearborn Street
                                   37th Floor
                             Chicago, Illinois 60603







                                                         Table of Contents

ITEM NUMBER                DESCRIPTION                                              PAGE NUMBER

1                System Companies and Investments therein                               4
                 as of December 31, 2002.

2                Acquisitions or Sales of Utility Assets                                4

3                Issue, Sale, Pledge, Guarantee or Assumptions                          4
                 of System Securities

4                Acquisition, Redemption, or Retirement of                              4
                 System Securities

5                Investments in Securities of Nonsystem Securities                      5

6                Officers and Directors                                                 5

7                Contributions and Public Relations                                    74

8                Service, Sales and Construction Contracts                             74

9                Wholesale Generators and Foreign Utility Companies                    75

10               Financial Statements and Exhibits                                     79





                                       2



                                    Glossary of Defined Terms

AmerGen                       AmerGen Energy Company, L.L.C.

ComEd                         Commonwealth Edison Company

Commission                    Securities and Exchange Commission

ExCapPtrs                     Exelon Capital Partners

Exelon                        Exelon Corporation

Exelon Delivery               Exelon Energy Delivery Company, LLC

Exelon Enterprises            Exelon Enterprises Company, LLC

ExInvInc                      Exelon Enterprises Investment, Inc.

Exelon Ventures               Exelon Ventures Company, LLC

ExTex                         ExTex LaPorte Limited Partnership

Financing U-1                 The Form U-1 Application/Declaration filed by Exelon Corporation in File No. 70-9693

Genco                         Exelon Generation Company, LLC

GP                            General partner

LP                            Limited partner

Merger U-1                    The Form U-1 Application/Declaration filed by Exelon Corporation in File No. 70-9645

N/A                           Not applicable or not available

PECO                          PECO Energy Company

PEPCO                         PECO Energy Power Company

Power Holdings                Exelon Power Holdings, LP

PETT                          PECO Energy Transition Trust (a subsidiary of PECO)

Sithe                         Sithe Energies, Inc.

SECO                          Susquehanna Electric Company

Unicom                        Unicom Corporation

Ventures                      Exelon Ventures Company, LLC


ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN as of December 31, 2002.

System Companies and Investments Therein is filed herewith confidentially pursuant to 17 CFR ss. 250.104 under the Public Utility Holding Company Act of 1935.



ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS


None.



ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

  Name of Issuer and           Date and                                Authorization
Description of Issues      Form of Transaction       Consideration     or Exemption
---------------------      -------------------       -------------     --------------



In 2002, ComEd issued $700 million of long-term debt primarily consisting of the issuance of $600 million of 6.15% First Mortgage Bonds, Series 98, due March 15, 2012, and the issuance of $100 million of Illinois Development Finance Authority floating-rate Pollution Control Revenue Refunding Bonds, Series 2002 due April 15, 2013. Rule 52.

In 2002, ComEd exchanged $600 million of 6.15% First Mortgage Bonds, Series 98, due March 15, 2012, for bonds which are registered under the Securities Act. The exchange bonds are identical to the outstanding bonds except for the elimination of certain transfer restrictions and registration rights pertaining to the outstanding bonds. ComEd did not receive any cash proceeds from issuance of the exchange bonds. Rule 52.

In 2002, PECO issued $225 million of 4.75% First and Refunding Mortgage Bonds, due October 1, 2012.

In 2002, PECO exchanged $250 million of 5.95% private placement First and Refunding Mortgage Bonds, due November 1, 2011 for bonds which are registered under the Securities Act. The exchange bonds are identical to the outstanding bonds except for the elimination of certain transfer restrictions and registration rights pertaining to the outstanding bonds. PECO did not receive any cash proceeds from issuance of the exchange bonds. Rule 52.

At December 31, 2002 Exelon Corporation had $1.5 billion of guarantees outstanding that counted against the PUHCA authorization limit of $4 billion. For other guarantees and commercial commitments, see 2002 Annual Report on Form 10-K for Exelon, ComEd, PECO and Generation File Nos. 01-16169, 01-1839, 01-01401 and 333-85496 respectively.



ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES


In 2002, ComEd redeemed $100 million of 7.25% Illinois Development Finance Authority Pollution Control Revenue Refunding Bonds, Series 1991 due June 1, 2011, redeemed $200 million of 8.625% First Mortgage Bonds, Series 81, due February 1, 2022, redeemed $200 million of 8.5% First Mortgage Bonds, Series 84 due July 15, 2022, paid at maturity $200 million of 7.375% First Mortgage Bonds, Series 85, due September 15, 2002, redeemed $200 million of 8.375% First Mortgage Bonds, Series 86, due September 15, 2022, paid at maturity $200 million of variable rate senior notes due September 30,

2002, paid at maturity $100 million of 9.17% medium-term notes due October 15, 2002, and retired $340 million in transitional trust notes. Rule 42.

In 2002, PECO made principal payments of $326 million on transition bonds. Rule 42.

In 2002, PECO paid $222 million of First and Refunding Mortgage Bonds at maturity with a weighted average interest rate of 7.30%. Rule 42

In 2002, Generation exchanged $700 million of 6.95% Senior Notes issued in 2001 for notes which are registered under the Securities Act. The exchange notes are identical to the outstanding notes except for the elimination of certain transfer restrictions and registration rights pertaining to the outstanding bonds. Generation did not receive any cash proceeds from issuance of the exchange notes. Rule 42.

The above does not include intercompany transactions.


ITEM 5. INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES AS OF
        DECEMBER 31, 2002.

Investments in Securities of Non-System Companies is filed herewith confidentially pursuant to 17 CFR ss. 250.104 under the Public Utility Holding Company Act of 1935.



ITEM 6. OFFICERS AND DIRECTORS - PART 1.


The positions of officers and directors of system companies as of December 31, 2002 were as follows:


Aconite Corporation


DIRECTORS

David R. Helwig                                       Director



OFFICERS

Paul  Daily                                           Executive Vice President
Robert  Cleveland                                     Treasurer
Harvey  B. Dikter                                     Senior Vice President,
                                                      General Counsel and Secretary
David R. Helwig                                       Chairman
George  Witt                                          Vice President of Operations



Adwin Equipment Company


DIRECTORS

George H. Gilmore, Jr.                                Director



                                       5

John  C. Halderman                                    Director
Ronald S. Rooth                                       Director



OFFICERS

George H. Gilmore, Jr.                                President
J. Barry Mitchell                                     Vice President and Treasurer
John  C. Halderman                                    Corporate Secretary
Todd  D. Cutler                                       Assistant Secretary
Scott N. Peters                                       Assistant Corporate Secretary



Adwin Realty Company


DIRECTORS

Craig L. Adams                                        Director
Frank  Frankowski                                     Director
Kenneth G. Lawrence                                   Director



OFFICERS

Kenneth G. Lawrence                                   Chairman, President
Michael  A. Williams                                  Vice President
J. Barry Mitchell                                     Treasurer
John  C. Halderman                                    Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N. Peters                                       Assistant Secretary



AllEnergy Gas & Electric Marketing Company, L.L.C.



OFFICERS

Frank L. Peraino                                      President
Barbara  Fatina                                       Vice President
William G. O'Brien                                    Vice President
Barbara  Fatina                                       Treasurer
                                                      Secretary

                                       6

Ambassador II Joint Venture



OFFICERS

 -  Partnership                                       Does Not Have Officers or Directors



AmerGen Consolidation, LLC


MANAGERS

J. Barry Mitchell                                      Manager
Charles S. Walls                                       Manager
Thomas H. Weir                                         Manager


AmerGen Energy Company, LLC



OFFICERS

John L. Skolds                                        Chief Executive Officer and Chief Nuclear Officer
Duncan  Hawthorne                                     President
William H. Bohlke                                     Senior Vice President
Christopher M. Crane                                  Senior Vice President
Charles G. Pardee                                     Senior Vice President
Jeffrey A. Benjamin                                   Vice President, Licensing and Regulatory Affairs
Norman  Callaghan                                     Vice President
Ernest J. Harkness                                    Vice President - Oyster Creek
Charles  P. Lewis                                     Vice President
J. Donald Myhan                                       Vice President, Human Resources
Michael  Pacilio                                      Vice President, Clinton Power Station
George  Vanderheyden                                  Vice President, MidAtlantic Regional Operating Group Support
Thomas H. Weir                                        Vice President and Controller
Bruce C. Williams                                     Vice President, TMI
David B. Wozniak                                      Vice President, Midwest Regional Operating Group Support
J. Barry Mitchell                                     Treasurer
Edward  J. Cullen, Jr.                                Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary



                                       7


COMMITTEE MEMBERS

John L. Skolds                                        Chairman



AmerGen Management Committee




COMMITTEE MEMBERS

William H. Bohlke                                     GENCO Member, Management Committee
Norman  Callaghan                                     BE Member, Management  Committee
Duncan  Hawthorne                                     BE Member, Management  Committee
Oliver D. Kingsley, Jr.                               GENCO Member, Management Committee
Michael  Kirwan                                       BE Member, Management  Committee
Charles  P. Lewis                                     GENCO Member, Management Committee
Charles G. Pardee                                     GENCO Member, Management Committee



AmerGen Oyster Creek NQF, LLC

Does Not Have Officers or Directors

AmerGen TMI NQF, LLC

Does Not Have Officers or Directors

AmerGen Vermont, LLC



OFFICERS

Duncan  Hawthorne                                     Vice President
Charles  P. Lewis                                     Vice President
J. Barry Mitchell                                     Treasurer
Edward  J. Cullen, Jr.                                Secretary
George R. Shicora                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary




MEMBERS

Drew  B. Fetters                                      PECO Member, Management Committee


                                       8

  Duncan  Hawthorne                                   BE Member, Management  Committee
  Robin  Jeffrey                                      BE Member, Management  Committee
  Gerald  R. Rainey                                   PECO Member, Management Committee



MANAGERS

Drew  B. Fetters                                      PECO Member, Management Committee



OTHER

Thomas H. Weir                                        Controller



ATNP Finance Company


DIRECTORS

Gavin R. Arton                                        Director
Thomas M. Baglini                                     Director
J. Michael Collier, Jr.                               Director
Nancy  A. Hirschle                                    Director
Yolanda  F. Pagano                                    Director



OFFICERS

John W. Wadson                                        President
                                                      Treasurer
                                                      Secretary


Blair Park Services, Inc.


DIRECTORS

David R. Helwig                                       Director



OFFICERS

David  Channing                                       Vice President - Corporate Development
John P. Clark                                         Vice President, Finance and Assistant Treasurer



                                       9

John  Coleman                                         Senior Vice President-Special Projects
Lawrence  Coleman                                     President and Assistant Secretary
William  Coleman                                      Senior Vice President-Operations
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
David R. Helwig                                       Chairman
Alan  Katz                                            Vice President - Construction
Terence  R. Montgomery                                Senior Vice President and Treasurer


Bradford Associates



OFFICERS

 -  Partnership                                       Does Not Have Officers



Cenesco Company, LLC



OFFICERS

James  P. Malone                                      President
Kevin P. Donovan                                      Vice President
Rod  Krich                                            Vice President
Kenneth S. Petersen                                   Vice President
J. Barry Mitchell                                     Treasurer
Edward  J. Cullen, Jr.                                Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Chowns Communications, Inc.


DIRECTORS

David R. Helwig                                       Director


OFFICERS

Paul  Daily                                           Executive Vice President
Robert  Cleveland                                     Assistant Treasurer



                                       10

Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
David R. Helwig                                       Chairman
Terence  R. Montgomery                                Senior Vice President and Treasurer
William  Rowe                                         President and Assistant Secretary


ComEd Financing I

TRUSTEE

Robert E. Berdelle                                    Trustee
J. Barry Mitchell                                     Trustee
Charles  S. Walls                                     Trustee
Wilmington Trust Company                              Trustee



ComEd Financing II




TRUSTEE

Robert E. Berdelle                                    Trustee
J. Barry Mitchell                                     Trustee
Wilmington Trust Company                              Trustee



ComEd Funding, LLC



OFFICERS

J. Barry Mitchell President Charles S. Walls Treasurer Robert E. Berdelle
Manager Kathryn M. Houtsma Manager



ComEd Transitional Funding Trust




TRUSTEE

Robert E. Berdelle                                    Trustee



                                       11

First Union Trust Company, National Association       Trustee
Ruth Ann M. Gillis                                    Trustee
J. Barry Mitchell                                     Trustee
Daniel E. Thone                                       Trustee



Commonwealth Edison Company


DIRECTORS

Frank M. Clark                                        Director
Ruth Ann M. Gillis                                    Director
Kenneth G. Lawrence                                   Director
John W. Rowe                                          Director
Pamela B. Strobel                                     Director



OFFICERS

Frank M. Clark                                        President
Gregory N. Dudkin                                     Executive Vice President, Operations
Mark  Alden                                           Vice President, Project and Contract Management
Robert E. Berdelle                                    Vice President, Finance and Chief Financial Officer
Celia  David                                          Vice President, Transmission Policy and Planning
David G. DeCampli                                     Vice President, Regional Distributions Operations
John J. Donleavy                                      Vice President, Regional Distributions Operations
John  Hatfield, Jr.                                   Vice President, Communications
Joseph A. Lasky                                       Vice President, Information Technology
Steven T. Naumann                                     Vice President, Transmission Services
Bruce A. Renwick                                      Vice President, Electric Operations
Patricia Pulido Sanchez                               Vice President, External Affairs
Carl L Segneri, Jr.                                   Vice President, Regional Distributions Operations
J. Barry Mitchell                                     Treasurer
Katherine  K. Combs                                   Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
James M. Baloun                                       Assistant Secretary
Todd  D. Cutler                                       Assistant Secretary
Adrienne M. Levatino                                  Assistant Secretary
Scott N. Peters                                       Assistant Secretary
Sally  Clair                                          Vice President, Technical Services, Training & Safety
John T. Costello                                      Senior Vice President, Customer, Energy and Marketing Services
John T. Hooker                                        Vice President, Distribution Services & Public Affairs
Kathryn M. Houtsma                                    Vice President, Controller and Comptroller
George W. Lofton                                      Vice President, External Affairs and Claims
Anne R. Pramaggiore                                   Vice President, Regulatory and Strategic Services


                                       12

Wanda Kay Reder                                       Vice President, Engineering Planning
Pamela B. Strobel                                     Chair



Commonwealth Edison Company of Indiana, Inc.


DIRECTORS

Robert E. Berdelle                                    Director
Frank M. Clark                                        Director
Kenneth G. Lawrence                                   Director
Pamela B. Strobel                                     Director



OFFICERS

Frank M. Clark                                        President
Robert E. Berdelle                                    Vice President
J. Barry Mitchell                                     Vice President
                                                      Treasurer
Katherine  K. Combs                                   Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N. Peters                                       Assistant Secretary
Kevin J. Waden                                        Auditor and Assistant Secretary

OTHER

Emerson W. Lacey                                      Director and President
Pamela B. Strobel                                     Director, Vice President


Commonwealth Research Corporation


DIRECTORS

Robert E. Berdelle                                    Director
Frank M. Clark                                        Director
Kenneth G. Lawrence                                   Director
Pamela B. Strobel                                     Director



OFFICERS

                                       13

Frank M. Clark                                        Chair
                                                      President
Robert E. Berdelle                                    Vice President
J. Barry Mitchell                                     Vice President
                                                      Treasurer
Katherine  K. Combs                                   Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Concomber, Ltd.


DIRECTORS

Andrew D. Carr                                        Director
C.F.A.  Cooper                                        Director



OFFICERS

Harlan M. Dellsy                                      President
John C. Bukovski                                      Vice President
Andrew D. Carr                                        Vice President
G.  Porento                                           Vice President
George P. Rifakes                                     Vice President
Richard E. Martin                                     Treasurer
I. S. Outerbridge, III                                Secretary
Richard J. Martin                                     Assistant Secretary
Andrew D. Carr                                        Chairman


Dacon Corporation


DIRECTORS

David R. Helwig                                       Director



OFFICERS

Henry   Jackson                                       President
Brian  E. Bratton                                     Vice President of Construction
Timothy  J. Carpenter                                 Assistant Secretary, Treasurer, Vice President of Finance



                                       14

David  W. Reindl                                      Vice President of Sales
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
David R. Helwig                                       Chairman
Jan  Hensarling                                       Vice President of Operations
Henry  C. Hess                                        Vice President Manager of Purchasing
Terence  R. Montgomery                                Senior Vice President and Treasurer
Randall  Wisenbaker                                   Vice President of Operations




Dashiell Corporation


DIRECTORS

David R. Helwig                                       Director



OFFICERS

Henry   Jackson                                       President
Brian  E. Bratton                                     Vice President of Construction
Timothy  J. Carpenter                                 Assistant Secretary, Treasurer, Vice President of Finance
David  W. Reindl                                      Vice President of Sales
Don E. Calvin                                         Vice President of Field Services
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
James  Fuglaar                                        Vice President of Engineering
David R. Helwig                                       Chairman
Henry  C. Hess                                        Vice President Manager of Purchasing
Terence  R. Montgomery                                Senior Vice President and Treasurer



Dashiell Holdings Corporation


DIRECTORS

David R. Helwig                                       Director



OFFICERS

Henry   Jackson                                       President
Timothy  J. Carpenter                                 Vice President of Finance, Assistant Secretary and Assistant Treasurer
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
David R. Helwig                                       Chairman
Terence  R. Montgomery                                Senior Vice President and Treasurer



                                       15


ECP Telecommunications Holdings, LLC



OFFICERS

Robert  A. Shinn                                      President
Ronald S. Rooth                                       Senior Vice President and Chief Financial Officer
Joseph  J. Kerecman                                   Vice President
Andrea F. Kramer                                      Vice President
J. Barry Mitchell                                     Vice President and Treasurer
John  C. Halderman                                    Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Donald  J. Bromley                                    Assistant Secretary
Todd  D. Cutler                                       Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Edison Development Canada Inc.


DIRECTORS

Robert E. Berdelle                                    Director
Frank M. Clark                                        Director
Edward L. Donegan                                     Director
Robert M. Granatstein                                 Director
Kenneth G. Lawrence                                   Director
Gail  Lilley                                          Director
Pamela B. Strobel                                     Director



OFFICERS

Frank M. Clark                                        President
Robert E. Berdelle                                    Vice President
J. Barry Mitchell                                     Vice President
                                                      Treasurer
Katherine  K. Combs                                   Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Carter C. Culver                                      Assistant Secretary
Todd  D. Cutler                                       Assistant Secretary


                                       16

Scott N. Peters                                       Assistant Secretary



Edison Development Company


DIRECTORS

Robert E. Berdelle                                    Director
Frank M. Clark                                        Director
Kenneth G. Lawrence                                   Director
Pamela B. Strobel                                     Director



OFFICERS

Frank M. Clark                                        President
Robert E. Berdelle                                    Vice President
J. Barry Mitchell                                     Vice President
                                                      Treasurer
Katherine  K. Combs                                   Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Edison Finance Partnership



OFFICERS

Thomas D. Terry, Jr.                                  President



EEI Telecommunications Holdings, LLC



OFFICERS

John W. Wadson                                        President, Treasurer and Secretary
Gavin R. Arton                                        Manager
J. Michael Collier, Jr.                               Manager
John  C. Halderman                                    Manager



                                       17

Yolanda  F. Pagano                                    Manager



EIS Engineering, Inc.


DIRECTORS

David R. Helwig                                       Director



OFFICERS

Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
David R. Helwig                                       Chairman
Terence  R. Montgomery                                Senior Vice President and Treasurer



EIS Investments, LLC



OFFICERS

George H. Gilmore, Jr.                                Manager



Electric Services, Inc.


DIRECTORS

David R. Helwig                                       Director



OFFICERS

Anne Marie  Craven                                    Assistant Treasurer and Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
Ian P. Green                                          President, Assistant Treasurer and Assistant Secretary
David R. Helwig                                       Chairman
Terence  R. Montgomery                                Senior Vice President and Treasurer



Energy Trading Company

                                       18


DIRECTORS

George H. Gilmore, Jr.                                Director
John  C. Halderman                                    Director
Ronald S. Rooth                                       Director



OFFICERS

Robert  A. Shinn                                      President
Ronald S. Rooth                                       Senior Vice President
Joseph  J. Kerecman                                   Vice President
Andrea F. Kramer                                      Vice President
J. Barry Mitchell                                     Vice President and Treasurer
John  C. Halderman                                    Corporate Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N. Peters                                       Assistant Corporate Secretary
John  C. Halderman                                    General Counsel
George H. Gilmore, Jr.                                Chairman of the Board
Ronald S. Rooth                                       Chief Financial Officer



ETT Boston, Inc.


DIRECTORS

Carter C. Culver                                      Director
George H. Gilmore, Jr.                                Director



OFFICERS

George H. Gilmore, Jr.                                President
David A. Bump                                         Vice President - General Manager, USA
J. Barry Mitchell                                     Vice President and Treasurer
Scott  Payant                                         Vice President of Finance
Katherine  K. Combs                                   Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary



                                       19

ETT Canada, Inc.


DIRECTORS

Carter C. Culver                                      Director
George H. Gilmore, Jr.                                Director



OFFICERS

George H. Gilmore, Jr.                                President
David A. Bump                                         Vice President - General Manager, USA
J. Barry Mitchell                                     Vice President and Treasurer
Scott  Payant                                         Vice President of Finance
Katherine  K. Combs                                   Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary



ETT Houston, Inc.


DIRECTORS

Carter C. Culver                                      Director
George H. Gilmore, Jr.                                Director

OFFICERS

George H. Gilmore, Jr.                                President
David A. Bump                                         Vice President - General Manager, USA
J. Barry Mitchell                                     Vice President of Construction
Scott  Payant                                         Vice President of Finance
Katherine  K. Combs                                   Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary



                                       20

ETT National Power, Inc.


DIRECTORS

Carter C. Culver                                      Director
George H. Gilmore, Jr.                                Director



OFFICERS

George H. Gilmore, Jr.                                President
David A. Bump                                         Vice President - General Manager, USA
J. Barry Mitchell                                     Vice President and Treasurer
Scott  Payant                                         Vice President of Finance
Katherine  K. Combs                                   Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary



ETT Nevada, Inc.


DIRECTORS

Carter C. Culver                                      Director



OFFICERS

J. Barry Mitchell                                     Vice President
Scott  Payant                                         Vice President
J. Barry Mitchell                                     Treasurer
Scott  Payant                                         Treasurer
Carter C. Culver                                      Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary




                                       21

ETT North America, Inc.


DIRECTORS

Carter C. Culver                                      Director
George H. Gilmore, Jr.                                Director



OFFICERS

George H. Gilmore, Jr.                                President
David A. Bump                                         Vice President - General Manager, USA
J. Barry Mitchell                                     Vice President and Treasurer
Scott  Payant                                         Vice President of Finance
Katherine  K. Combs                                   Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary


Exelon (Fossil) Holdings, Inc.


DIRECTORS

Oliver D. Kingsley, Jr.                               Chair
Michael  Bemis                                        Director
Oliver D. Kingsley, Jr.                               Director
Ian  P. McLean                                        Director



OFFICERS

Oliver D. Kingsley, Jr.                               President and Chief Executive Officer
Michael  Bemis                                        Senior Vice President
Edward  J. Cullen, Jr.                                Vice President and Secretary
Ian  P. McLean                                        Vice President
J. Barry Mitchell                                     Treasurer
Donald  J. Bromley                                    Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary


                                       22

Oliver D. Kingsley, Jr.                               Chairman of the Board
                                                      Chairman


Exelon Allowance Management Company, LLC



OFFICERS

Michael  Bemis                                        President
Edward  J. Cullen, Jr.                                Vice President and Secretary
Ian  P. McLean                                        Vice President
J. Barry Mitchell                                     Vice President and Treasurer
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Exelon AOG Holding #1, Inc.


DIRECTORS

Kenneth W. Cornew                                     Director
Oliver D. Kingsley, Jr.                               Director
Ian  P. McLean                                        Director



OFFICERS

Ian  P. McLean                                        President
Kenneth W. Cornew                                     Vice President
Edward  Fedorchak                                     Vice President
Susan O. Ivey                                         Vice President
James S. Jablonski                                    Vice President
Michael  Metzner                                      Vice President
Edward  J. Cullen, Jr.                                Secretary
Thomas  R. Miller                                     Assistant Treasurer
J. Barry Mitchell                                     Assistant Treasurer
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary


                                       23


Exelon AOG Holding #2, Inc


DIRECTORS

Kenneth W. Cornew                                     Director
Oliver D. Kingsley, Jr.                               Director
Ian  P. McLean                                        Director



OFFICERS

Ian  P. McLean                                        President
Kenneth W. Cornew                                     Vice President
Edward  Fedorchak                                     Vice President
Susan O. Ivey                                         Vice President
James S. Jablonski                                    Vice President
Michael  Metzner                                      Vice President
J. Barry Mitchell                                     Treasurer
Edward  J. Cullen, Jr.                                Secretary
Thomas  R. Miller                                     Assistant Treasurer
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Exelon Boston Generating, LLC



OFFICERS

Michael  Bemis                                        President
Mark A. Schiavoni                                     Vice President
J. Barry Mitchell                                     Treasurer
Edward  J. Cullen, Jr.                                Secretary
Thomas  R. Miller                                     Assistant Treasurer
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary


                                       24


Exelon Boston Services, LLC



OFFICERS

Michael  Bemis                                        President
Mark A. Schiavoni                                     Vice President
J. Barry Mitchell                                     Treasurer
Edward  J. Cullen, Jr.                                Secretary
Thomas  R. Miller                                     Assistant Treasurer
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Exelon Business Services Company


DIRECTORS

John W. Rowe                                          Director and Chair
Ruth Ann M. Gillis                                    Director
Oliver D. Kingsley, Jr.                               Director
Randall E. Mehrberg                                   Director
Pamela B. Strobel                                     Director



OFFICERS

Ruth Ann M. Gillis                                    President
Paul R. Bonney                                        Vice President and General Counsel
Katherine  K. Combs                                   Vice President
Edward  J. Cullen, Jr.                                Vice President
James D. Guerra                                       Vice President and Chief Financial Officer
Daniel C. Hill                                        Vice President, Information Technology
J. Barry Mitchell                                     Vice President and Treasurer
Glenn D. Newman                                       Vice President
Thomas D. Terry, Jr.                                  Vice President, Taxes
William A. VonHoene, Jr.                              Vice President
Katherine  K. Combs                                   Corporate Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N. Peters                                       Assistant Secretary
Mark  Belk                                            Vice President, Projects & Solutions Delivery


                                       25

Joseph A. Lasky                                       Vice President, IT Operations & Infrastructure Services
Mary E. Ludford                                       Vice President, HR and Financial Services
M. Bridget  Reidy                                     Senior Vice President, Services & Operations




OTHER

M. Bridget Reidy                                      Deputy General Counsel



Exelon Capital Partners, Inc.


DIRECTORS

George H. Gilmore, Jr.                                Director
John  C. Halderman                                    Director
Ronald S. Rooth                                       Director



OFFICERS

Robert  A. Shinn                                      President
Ronald S. Rooth                                       Senior Vice President and Chief Financial Officer
Joseph  J. Kerecman                                   Vice President
Andrea F. Kramer                                      Vice President
J. Barry Mitchell                                     Vice President and Treasurer
John  C. Halderman                                    Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Donald  J. Bromley                                    Assistant Secretary
Todd  D. Cutler                                       Assistant Secretary
Scott N. Peters                                       Assistant Secretary
George H. Gilmore, Jr.                                Chairman of the Board



Exelon Communications Company, LLC



OFFICERS

George H. Gilmore, Jr.                                President
Ronald S. Rooth                                       Senior Vice President and Chief Financial Officer
Santya Tsai Lanman                                    Vice President


                                       26

J. Barry Mitchell                                     Vice President and Treasurer
James  W. Morozzi                                     Vice President
Nicholas G. Stathes                                   Vice President
John  C. Halderman                                    Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Scott N. Peters                                       Assistant Secretary



Exelon Communications Holdings, LLC



OFFICERS

George H. Gilmore, Jr.                                President
Ronald S. Rooth                                       Senior Vice President and Chief Financial Officer
Santya Tsai Lanman                                    Vice President
J. Barry Mitchell                                     Vice President and Treasurer
James  W. Morozzi                                     Vice President
Nicholas G. Stathes                                   Vice President
John  C. Halderman                                    Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Exelon Corporation


DIRECTORS

Edward A. Brennan                                     Director
Carlos H. Cantu                                       Director
M. Walter D'Alessio                                   Director
Nicholas  DeBenedictis                                Director
Bruce  DeMars                                         Director
G. Fred DiBona, Jr.                                   Director
Sue L. Gin                                            Director
Richard  H. Glanton                                   Director
Rosemarie  B. Greco                                   Director
Edgar D. Jannotta                                     Director
John  M. Palms                                        Director
John W Rogers, Jr.                                    Director
John W. Rowe                                          Director
Ronald  Rubin                                         Director
Richard L. Thomas                                     Director


                                       27


OFFICERS

John W. Rowe                                          Chairman of the Board and Chief Executive Officer
Ian  P. McLean                                        Executive Vice President
Pamela B. Strobel                                     Executive Vice President
Ruth Ann M. Gillis                                    Senior Vice President
Frank M. Clark                                        Senior Vice President
George H. Gilmore, Jr.                                Senior Vice President
Kenneth G. Lawrence                                   Senior Vice President
Linda C. Byus                                         Vice President, Investor Relations
Ellen D. Caya                                         Vice President, Audit
Donald P. Kirchoffner                                 Vice President, Communications
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N. Peters                                       Assistant Secretary
Virginia A. Brown                                     Vice President, Human Resources Planning and Development
Katherine  K. Combs                                   Vice President and Corporate Secretary
Assir R. DaSilva                                      Vice President, Diversity
John F. Diedrich                                      Vice President, Employee Health and Benefits
Victor  Fonseca                                       Vice President, Compensation
Matthew F. Hilzinger                                  Vice President and Corporate Controller
Oliver D. Kingsley, Jr.                               Senior Executive Vice President
Robert K. McDonald                                    Vice President, Risk Management
Randall E. Mehrberg                                   Executive Vice President and General Counsel
J. Barry Mitchell                                     Senior Vice President and Treasurer
Elizabeth A. Moler                                    Senior Vice President, Government Affairs & Public Policy
John R. Samolis                                       Vice President, Labor and Employee Relations
S. Gary Snodgrass                                     Senior Executive Vice President
                                                      Senior Vice President and Chief Administrative Officer
Thomas D. Terry, Jr.                                  Vice President and General Tax Officer

David  W. Woods                                       Senior Vice President, Communications, Governmental & Public Affairs
Robert S. Shapard                                     Executive Vice President and Chief Financial Officer




Exelon Edgar, LLC



OFFICERS

Michael  Bemis                                        President
Mark A. Schiavoni                                     Vice President
J. Barry Mitchell                                     Treasurer
Edward  J. Cullen, Jr.                                Secretary
Thomas  R. Miller                                     Assistant Treasurer



                                       28

George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Exelon Energy Company


DIRECTORS

Carter C. Culver                                      Director
George H. Gilmore, Jr.                                Director



OFFICERS

George H. Gilmore, Jr.                                President
Barbara  Fatina                                       Vice President - General Manager, USA
J. Barry Mitchell                                     Vice President and Treasurer
Katherine  K. Combs                                   Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Corporate Secretary
Scott N. Peters                                       Assistant Corporate Secretary



Exelon Energy Delivery Company, LLC



OFFICERS

Pamela B. Strobel                                     Chief Executive Officer
Kenneth G. Lawrence                                   President
                                                      Chief Operating Officer
Frank M. Clark                                        Senior Vice President
Gregory N. Dudkin                                     Executive Vice President, ComEd Operations
Craig L. Adams                                        Vice President, Support Services
John  Hatfield, Jr.                                   Vice President, Communications
John T. Hooker                                        Vice President, Property Management
J. Lindsay Johnston                                   Vice President, Management Development
Arlene A. Juracek                                     Vice President Load Forecasting and Energy Acquisition
J. Barry Mitchell                                     Vice President and Treasurer
Glenn D. Newman                                       Vice President, Human Resources
Kathleen M. Walters                                   Vice President, Information Technology



                                       29

Katherine  K. Combs                                   Corporate Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Corporate Secretary
Scott N. Peters                                       Assistant Corporate Secretary



Exelon Energy Delivery Management Committee




COMMITTEE MEMBERS

John W. Rowe                                          Chair
Pamela B. Strobel                                     Vice Chair
Frank M. Clark                                        Director
Ruth Ann M. Gillis                                    Director
Kenneth G. Lawrence                                   Director



Exelon Enterprises Company, LLC



OFFICERS

John W. Rowe                                          Chair
George H. Gilmore, Jr.                                President and Chief Executive Officer
J. Barry Mitchell                                     Vice President and Treasurer
Ronald S. Rooth                                       Vice President of Finance
Katherine  K. Combs                                   Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Exelon Enterprises Investments, Inc.


DIRECTORS

Gavin R. Arton                                        Director
J. Michael Collier, Jr.                               Director
John  C. Halderman                                    Director


                                       30

Yolanda  F. Pagano                                    Director



OFFICERS

John W. Wadson                                        President
                                                      Treasurer
                                                      Secretary



Exelon Enterprises Management, Inc.


DIRECTORS

George H. Gilmore, Jr.                                Director
John  C. Halderman                                    Director
Ronald S. Rooth                                       Director



OFFICERS

Robert  A. Shinn                                      President
Ronald S. Rooth                                       Senior Vice President and Chief Financial Officer
Joseph  J. Kerecman                                   Vice President
Andrea F. Kramer                                      Vice President
J. Barry Mitchell                                     Treasurer
Katherine  K. Combs                                   Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Exelon Fore River Development, LLC



OFFICERS

Michael  Bemis                                        President
Mark A. Schiavoni                                     Vice President
J. Barry Mitchell                                     Treasurer
Edward  J. Cullen, Jr.                                Secretary
Thomas  R. Miller                                     Assistant Treasurer



                                       31

George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Exelon Framingham Development, LLC



OFFICERS

Michael  Bemis                                        President
Mark A. Schiavoni                                     Vice President
J. Barry Mitchell                                     Treasurer
Edward  J. Cullen, Jr.                                Secretary
Thomas  R. Miller                                     Assistant Treasurer
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Exelon Framingham, LLC



OFFICERS

Michael  Bemis                                        President
Mark A. Schiavoni                                     Vice President
J. Barry Mitchell                                     Treasurer
Edward  J. Cullen, Jr.                                Secretary
Thomas  R. Miller                                     Assistant Treasurer
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Exelon Generation Canada Corporation


DIRECTORS



                                       32

Christine  A. Jacobs                                  Director
Ian  P. McLean                                        Director
Corbin A. McNeill, Jr.                                Director



OFFICERS

Christine  A. Jacobs                                  President
Edward  J. Cullen, Jr.                                Vice President and Secretary
Charles  P. Lewis                                     Vice President
Ian  P. McLean                                        Vice President
J. Barry Mitchell                                     Treasurer
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Exelon Generation Company, LLC



OFFICERS

Oliver D. Kingsley, Jr.                               Chief Executive Officer and President Exelon Generation
Ian  P. McLean                                        President, Exelon Power Team
John L. Skolds                                        President and Chief Nuclear Officer, Exelon Nuclear
William  Arndt                                        Senior Vice President, Business Operations, Exelon Generation
William H. Bohlke                                     Senior Vice President, Nuclear Services, Exelon Nuclear
Christopher M. Crane                                  Senior Vice President, MidWest Regional Operating Group, Exelon
                                                      Nuclear
 Charles G. Pardee Senior Vice President, MidAtlantic Regional Operating Group,
                                 Exelon Nuclear
Carol  Anderson                                       Vice President, Information Technology, Exelon Nuclear
Jeffrey A. Benjamin                                   Vice President, Licensing and Regulatory, Exelon Nuclear
Kevin  Cellars                                        Vice President, Business Operations, Exelon Power
Kenneth W. Cornew                                     Vice President, Long-term Transactions, Exelon Power Team
Martin  Coveney                                       Vice President, Finance, Exelon Nuclear
Edward  J. Cullen, Jr.                                Vice President, Legal and Secretary
Ronald J. DeGregorio                                  Vice President, MidAtlantic Regional Operating Group Support,
                                                      Exelon Nuclear
Joel P. Dimmette                                      Vice President, Nuclear Oversight, Exelon Nuclear
Meg  Evangelist                                       Vice President, Human Resources, Exelon Power
Edward  Fedorchak                                     Vice President, Fuels, Exelon Power Team
Robert J Fisher                                       Vice President, MidWest Regional Operating Group Support, Exelon
                                                      Nuclear
Jan H. Freeman                                        Vice President, Public Affairs, Exelon Generation
Dorothy M Hawkins                                     Vice President, Business Operations, Exelon Nuclear



                                       33

J. Michael  Heffley                                   Vice President, Exelon Nuclear
James S. Jablonski                                    Vice President, Financial Trading, Exelon Power Team
Theodore E. Jennings                                  Vice President, Engineering & Operation Support
Marilyn C. Kray                                       Vice President, Special Projects, Exelon Nuclear
Rod  Krich                                            Vice President, Licensing Projects, Exelon Nuclear
Richard J. Landy                                      Senior Vice President, Human Resources & Administration, Exelon
                                                      Generation
Charles  P. Lewis                                     Vice President, Strategy and Development, Exelon Generation
James  P. Malone                                      Vice President, Fuels Management, Exelon Nuclear
Robert K. McDonald                                    Vice President, Generation
Michael  McMahan                                      Vice President, Outage Planning & Services, Exelon Nuclear
James R. Meister                                      Vice President, Nuclear Engineering, Exelon Nuclear
Michael  Metzner                                      Vice President, Finance/Analytics/Risk, Exelon Power Team
J. Barry Mitchell                                     Vice President and Treasurer
J. Donald Myhan                                       Vice President, Human Resources and Administration, Exelon Nuclear
Mark A. Schiavoni                                     Vice President, Sithe New England
John L. Settelen                                      Vice President, Exelon Generation
Preston D. Swafford                                   Vice President, Exelon Power
Thomas D. Terry, Jr.                                  Vice President, Taxes
George  Vanderheyden                                  Vice President, MidAtlantic Regional Operating Group Support,
                                                      Exelon Nuclear
Sue E. Wallace                                        Vice President, Management Projects, Exelon Generation
David B. Wozniak                                      Vice President, MidWest Regional Operating Group Support, Exelon
                                                      Nuclear
Kevin  Yessian                                        Vice President Supply, Exelon Nuclear
George P. Barnes, Jr.                                 Site Vice President - LaSalle County Station
Ernest J. Harkness                                    Site Vice President - Oyster Creek
Robert J. Hovey                                       Site Vice President - Dresden Nuclear Power Station
William   Levis                                       Site Vice President - Limerick Generating Station
Richard  Lopriore                                     Site Vice President - Byron Station
Michael  Pacilio                                      Site Vice President - Clinton Nuclear Power Station
Timothy  Tulon                                        Site Vice President - Quad Cities Nuclear Power Station
Russell G. West                                       Site Vice President - Peach Bottom Atomic Power Station
Bruce C. Williams                                     Site Vice President - TMI
James D. von Suskil                                   Site Vice President - Braidwood Station
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N. Peters                                       Assistant Secretary
Michael  Bemis                                        President, Exelon Power
David  W. Woods                                       Senior Vice President, Communications, Governmental & Public
                                                      Affairs




OTHER

Thomas H. Weir                                        Controller



                                       34

Exelon Generation Finance Company, LLC



OFFICERS

John W. Wadson                                        President, Treasurer and Secretary




MANAGERS

Gavin R. Arton                                        Manager
J. Michael Collier, Jr.                               Manager
Nancy  A. Hirschle                                    Manager
Yolanda  F. Pagano                                    Manager



Exelon Generation International, Inc.



Exelon Hamilton LLC



OFFICERS

Michael  Bemis                                        President
Mark A. Schiavoni                                     Vice President
J. Barry Mitchell                                     Treasurer
Edward  J. Cullen, Jr.                                Secretary
Thomas  R. Miller                                     Assistant Treasurer
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Exelon Investment Holdings, LLC



Exelon Mystic Development, LLC



                                       35

OFFICERS

Michael  Bemis                                        President
Mark A. Schiavoni                                     Vice President
J. Barry Mitchell                                     Treasurer
Edward  J. Cullen, Jr.                                Secretary
Thomas  R. Miller                                     Assistant Treasurer
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Exelon Mystic, LLC



OFFICERS

Michael  Bemis                                        President
Mark A. Schiavoni                                     Vice President
J. Barry Mitchell                                     Treasurer
Edward  J. Cullen, Jr.                                Secretary
Thomas  R. Miller                                     Assistant Treasurer
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Exelon New Boston, LLC



OFFICERS

Michael  Bemis                                        President
Mark A. Schiavoni                                     Vice President
J. Barry Mitchell                                     Treasurer
Edward  J. Cullen, Jr.                                Secretary
Thomas  R. Miller                                     Assistant Treasurer
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary



                                       36

John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Exelon New England Development, LLC



OFFICERS

Michael  Bemis                                        President
Mark A. Schiavoni                                     Vice President
J. Barry Mitchell                                     Treasurer
Edward  J. Cullen, Jr.                                Secretary
Thomas  R. Miller                                     Assistant Treasurer
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Exelon New England Holdings, LLC



OFFICERS

Michael  Bemis                                        President
Mark A. Schiavoni                                     Vice President
J. Barry Mitchell                                     Treasurer
Edward  J. Cullen, Jr.                                Secretary
Thomas  R. Miller                                     Assistant Treasurer
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Exelon New England Power Marketing, Limited Partnership



Exelon New England Power Services, Inc.


                                       37

DIRECTORS

Michael  Bemis                                        Director
Oliver D. Kingsley, Jr.                               Director
Mark A. Schiavoni                                     Director



OFFICERS

Michael  Bemis                                        President
Mark A. Schiavoni                                     Vice President
J. Barry Mitchell                                     Treasurer
Edward  J. Cullen, Jr.                                Secretary
Thomas  R. Miller                                     Assistant Treasurer
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Exelon Peaker Development General, LLC



OFFICERS

Ian  P. McLean                                        President
Michael  Bemis                                        Vice President
Edward  J. Cullen, Jr.                                Vice President and Secretary
Charles  P. Lewis                                     Vice President
J. Barry Mitchell                                     Vice President and Treasurer
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Exelon Peaker Development Limited, LLC



OFFICERS

Ian  P. McLean                                        President
Donald  J. Bromley                                    Vice President
Edward  J. Cullen, Jr.                                Vice President and Secretary





                                       38

Charles A. Mannix                                     Vice President, Taxes
J. Barry Mitchell                                     Vice President
                                                      Treasurer
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Donald  J. Bromley                                    Assistant Secretary
Todd  D. Cutler                                       Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Exelon Power Holdings, LP



Exelon PowerLabs, LLC



OFFICERS

George C Bell                                         President
Frank  Cebular                                        Vice President
J. Barry Mitchell                                     Vice President
                                                      Treasurer
Edward  J. Cullen, Jr.                                Secretary
Thomas  R. Miller                                     Assistant Treasurer
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Exelon Services Federal Group, Inc.


DIRECTORS

Carter C. Culver                                      Director
George H. Gilmore, Jr.                                Director



OFFICERS

Mark W. Kilgore                                       President
Charles R. Mandrell                                   Senior Vice President
Keith A. Derrington                                   Vice President
Louis P. Maltezos                                     Vice President



                                       39

J. Barry Mitchell                                     Vice President
Michael T. Morefield                                  Vice President of Finance
J. Barry Mitchell                                     Treasurer
Katherine  K. Combs                                   Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary
Keith A. Derrington                                   General Manager
Louis P. Maltezos                                     General Manager
Charles R. Mandrell                                   General Manager



Exelon Services, Inc.


DIRECTORS

Carter C. Culver                                      Director
George H. Gilmore, Jr.                                Director



OFFICERS

Mark W. Kilgore                                       President
Charles R. Mandrell                                   Senior Vice President
Louis P. Maltezos                                     Vice President
J. Barry Mitchell                                     Vice President
Michael T. Morefield                                  Vice President of Finance
J. Barry Mitchell                                     Treasurer
Katherine  K. Combs                                   Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary
Louis P. Maltezos                                     General Manager
Charles R. Mandrell                                   General Manager



Exelon Thermal Development, Inc.


DIRECTORS

Carter C. Culver                                      Director



                                       40

George H. Gilmore, Jr.                                Director



OFFICERS

George H. Gilmore, Jr.                                President
David A. Bump                                         Vice President - General Manager, USA
J. Barry Mitchell                                     Vice President and Treasurer
Scott  Payant                                         Vice President of Finance
Katherine  K. Combs                                   Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Exelon Thermal Holdings, Inc.


DIRECTORS

Carter C. Culver                                      Director
George H. Gilmore, Jr.                                Director



OFFICERS

George H. Gilmore, Jr.                                President
David A. Bump                                         Vice President - General Manager, USA
J. Barry Mitchell                                     Vice President and Treasurer
Scott  Payant                                         Vice President of Finance
Katherine  K. Combs                                   Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Exelon Thermal Technologies Inc.


DIRECTORS

Carter C. Culver                                      Director



                                       41

George H. Gilmore, Jr.                                Director



OFFICERS

George H. Gilmore, Jr.                                President
David A. Bump                                         Vice President - General Manager, USA
J. Barry Mitchell                                     Vice President and Treasurer
Scott  Payant                                         Vice President of Finance
Katherine  K. Combs                                   Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Exelon Ventures Company, LLC



OFFICERS

John W. Rowe                                          President and Chief Executive Officer
Robert E. Berdelle                                    Vice President, Ventures
Ruth Ann M. Gillis                                    Vice President, Finance and Chief Financial Officer
Robert K. McDonald                                    Vice President, Ventures
Randall E. Mehrberg                                   Vice President and General Counsel
J. Barry Mitchell                                     Vice President and Treasurer
Thomas D. Terry, Jr.                                  Vice President, Taxes
Katherine  K. Combs                                   Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N. Peters                                       Assistant Secretary
Oliver D. Kingsley, Jr.                               Senior Executive Vice President



Exelon West Medway Development, LLC



OFFICERS

Michael  Bemis                                        President
Mark A. Schiavoni                                     Vice President
J. Barry Mitchell                                     Treasurer




                                       42

Edward  J. Cullen, Jr.                                Secretary
Thomas  R. Miller                                     Assistant Treasurer
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Exelon West Medway Expansion, LLC



OFFICERS

Michael  Bemis                                        President
Mark A. Schiavoni                                     Vice President
J. Barry Mitchell                                     Treasurer
Edward  J. Cullen, Jr.                                Secretary
Thomas  R. Miller                                     Assistant Treasurer
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Exelon West Medway, LLC



OFFICERS

Michael  Bemis                                        President
Mark A. Schiavoni                                     Vice President
J. Barry Mitchell                                     Treasurer
Edward  J. Cullen, Jr.                                Secretary
Thomas  R. Miller                                     Assistant Treasurer
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Corporate Secretary
John  C. Halderman                                    Assistant Corporate Secretary
Scott N. Peters                                       Assistant Secretary



Exelon Wyman, LLC



                                       43

OFFICERS

Michael  Bemis                                        President
Mark A. Schiavoni                                     Vice President
J. Barry Mitchell                                     Treasurer
Edward  J. Cullen, Jr.                                Secretary
Thomas  R. Miller                                     Assistant Treasurer
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary



ExTel Corporation, LLC



OFFICERS

Frank  Frankowski                                     President
J. Barry Mitchell                                     Vice President
                                                      Treasurer
Katherine  K. Combs                                   Secretary
George R. Shicora                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Ronald L. Zack                                        Assistant Secretary
Glenn D. Newman                                       General Counsel



ExTex LaPorte Limited Partnership



ExTex Marketing, LLC



OFFICERS

Ian  P. McLean                                        President
Donald  J. Bromley                                    Vice President
Kenneth W. Cornew                                     Vice President
Charles A. Mannix                                     Vice President, Taxes
J. Barry Mitchell                                     Vice President
                                                      Treasurer


                                       44

George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Donald  J. Bromley                                    Assistant Secretary
Todd  D. Cutler                                       Assistant Secretary
Scott N. Peters                                       Assistant Secretary



ExTex Power, LP



Fischbach and Moore Electric, Inc.


DIRECTORS

David R. Helwig                                       Director



OFFICERS

Jack  McHugh                                          Executive Vice President
Esteban  F. Alvarez                                   Vice President and Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
William  Greene                                       Vice President - Boston
David R. Helwig                                       Chairman
Steve  Kimsey                                         Vice President - Denver
Rick  Manville                                        President and Assistant Secretary
Bob  Meyer                                            Vice President - New Jersey
Terence  R. Montgomery                                Senior Vice President and Treasurer
Ken  Podolack                                         Chief Financial Officer and Assistant Treasurer
Diamond  Tsai                                         Assistant Vice President and Supervisor - New York
Charlie  Woldridge                                    Vice President - Washington D.C.



Fischbach and Moore Electrical Contracting, Inc.


DIRECTORS

David R. Helwig                                       Director



OFFICERS

Rick  Manville                                        President



                                       45

Esteban  F. Alvarez                                   Vice President and Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
David R. Helwig                                       Chairman
Ken  Podolack                                         Chief Financial Officer and Treasurer



Fischbach and Moore, Inc.


DIRECTORS

David R. Helwig                                       Director



OFFICERS

Rick  Manville                                        President
Esteban  F. Alvarez                                   Vice President and Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
David R. Helwig                                       Chairman
Ken  Podolack                                         Chief Financial Officer and Treasurer



Franklin Town Towers Associates



OFFICERS

 -  Partnership                                       Does Not Have Officers



Gas Distribution Contractors, Inc.


DIRECTORS

David R. Helwig                                       Director



OFFICERS

Gerald  Piland                                        President
Paul  Daily                                           Executive Vice President
Scott  McTrusty                                       Assistant Treasurer



                                       46

James  Fugarino                                       Assistant Secretary
Robert  Cleveland                                     Senior Vice President and Treasurer
Kevin  Cook                                           Vice President of Operations
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
David R. Helwig                                       Chairman



Henderson Ambassador Associates



OFFICERS

 -  Partnership                                       Does Not Have Officers



Horizon Energy Company


DIRECTORS

Frank  Frankowski                                     Director
Kenneth G. Lawrence                                   Director
J. Barry Mitchell                                     Director



OFFICERS

Frank  Frankowski                                     President
Paul R. Bonney                                        Vice President and Secretary
J. Barry Mitchell                                     Vice President and Treasurer
Todd  D. Cutler                                       Assistant Corporate Secretary
Scott N. Peters                                       Assistant Corporate Secretary
Paul R. Bonney                                        General Counsel



InfraSource Corporate Services, Inc.


DIRECTORS

David R. Helwig                                       Director



OFFICERS

                                       47

David R. Helwig                                       President and Chief Executive Officer
John  Curran                                          Vice President of Finance
Daniel J. Dougherty                                   Vice President and Controller
Gary  W. Murphy                                       Vice President, Utility Services
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
Susan F. Haindl                                       Senior Vice President and Chief Administrative Officer
Terence  R. Montgomery                                Senior Vice President, Treasurer & CFO



InfraSource Incorporated


DIRECTORS

George H. Gilmore, Jr.                                Director and Chair
James  W. Durham                                      Director
Kenneth G. Lawrence                                   Director
Randall E. Mehrberg                                   Director
Dennis  J. Mueller                                    Director
John W. Rowe                                          Director
S. Gary Snodgrass                                     Director



OFFICERS

John  Curran                                          Vice President of Finance
Daniel J. Dougherty                                   Vice President and Controller
Gary  W. Murphy                                       Vice President, Utility Services
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
Susan F. Haindl                                       Senior Vice President, CAO and Assistant Secretary
David R. Helwig                                       President and Chief Operating Officer
Terence  R. Montgomery                                Senior Vice President, Treasurer & CFO
David  C. Turner                                      Senior Vice President & President, Managed Services



Infrasource Integrated Services, Inc.


DIRECTORS

David R. Helwig                                       Director



OFFICERS

                                       48

David R. Helwig                                       Chairman, President
Dale  Anderson                                        Vice President
Daniel  Dickrell                                      Vice President, Assistant Treasurer and Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
Terence  R. Montgomery                                Senior Vice President and Treasurer



Infrasource Underground Construction, LLC



OFFICERS

David R. Helwig                                       Director
Robert C. Lyons                                       President
Paul  Daily                                           Executive Vice President
Russell  Dersch                                       Vice President, Operations
Robert  Cleveland                                     Treasurer
James  Fugarino                                       Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
David R. Helwig                                       Chairman



International Communications Services, Inc.


DIRECTORS

David R. Helwig                                       Director



OFFICERS

David R. Helwig                                       Chairman of the Board and Chief Executive Officer
Terence  R. Montgomery                                Treasurer
W. Harry  Muller                                      Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary



Keystone Fuels, LLC




MANAGERS

Fred  Humphrey                                        Manager



                                       49

M.J. Electric, Inc.


DIRECTORS

David R. Helwig                                       Director



OFFICERS

Ralph  Boberhuis                                      Senior Vice President-Utility Division Industrial/Process
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
Dennis J. Ebert                                       Vice President of Finance, Assistant Secretary and Assistant
                                                      Treasurer
Edward E. Farrington                                  Vice President - Utility Division
Wayne  Gardner                                        Vice President and Chief Engineer
Ernest  Harju                                         Vice President and Code of Enforcement Officer for the Commonwealth
                                                      of Massachusetts
David R. Helwig                                       Chairman
John  Holtz                                           Vice President - Utility Division
Terence  R. Montgomery                                Senior Vice President and Treasurer
Stephen J. Reiten                                     President, Chief Operating Officer, Assistant Treasurer and
                                                      Assistant Secretary
William  Schall                                       Vice President of Procurement
Robert D. Tachick                                     Senior Vice President - Utility Division
George  Troutman                                      Vice President - Utility Division



Mechanical Specialties Incorporated


DIRECTORS

David R. Helwig                                       Director



OFFICERS

Bruce  Lange                                          President
Paul  Daily                                           Executive Vice President
Robert  Cleveland                                     Treasurer and Assistant Secretary
Scott  McTrusty                                       Assistant Treasurer
James  Fugarino                                       Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
David R. Helwig                                       Chairman



                                       50

Mid-Atlantic Pipeliners, Inc.


DIRECTORS

David R. Helwig                                       Director



OFFICERS

Dale  Anderson                                        Executive Vice President
Robert  Cleveland                                     Treasurer
Scott  McTrusty                                       Assistant Treasurer
James  Fugarino                                       Assistant Secretary
Daniel  Dickrell                                      Vice President of Operations
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
David R. Helwig                                       Chairman
Norb  Iwanski                                         Vice President of Operations
Dennis  Kramsky                                       President and Assistant Secretary



MRM Technical Group, Inc.


DIRECTORS

David R. Helwig                                       Director



OFFICERS

Paul  Daily                                           Chief Executive Officer
Robert  Cleveland                                     Assistant Treasurer and Assistant Secretary
Dale  Anderson                                        President and Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
David R. Helwig                                       Chairman
Terence  R. Montgomery                                Senior Vice President and Treasurer



Mueller Distribution Contractors, Inc.


DIRECTORS

                                       51

Northwind Las Vegas, LLC

David R. Helwig                                       Director



OFFICERS

Robert  Cleveland                                     Treasurer
Jerry  Krueger                                        Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
Daniel  Govin                                         President, Assistant Treasurer and Assistant Secretary
David R. Helwig                                       Chairman



Mueller Pipeliners, Inc.


DIRECTORS

David R. Helwig                                       Director



OFFICERS

Paul  Daily                                           Executive Vice President
Eric  Grudman                                         Vice President
Carl  Oko                                             Vice President
Robert  Cleveland                                     Treasurer
Scott  McTrusty                                       Assistant Treasurer
James  Fugarino                                       Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
David R. Helwig                                       Chairman


NEWCOTRA, Inc.


DIRECTORS

David R. Helwig                                       Director



OFFICERS

David R. Helwig                                       President, Treasurer and Secretary
Harvey  B. Dikter                                     Assistant Secretary


                                       52

Northwind Las Vegas, LLC

Northwind Aladdin, LLC



OFFICERS

Scott N. Peters                                       Secretary
Tibor  Jozsa                                          General Manager




MANAGERS

David A. Bump                                         Manager
John L. Schinter                                      Manager



Northwind Boston, LLC



OFFICERS

Richard S. Hahn                                       President



Northwind Chicago, LLC



OFFICERS

Scott J. Blumeyer                                     Vice President, General Manager
Scott N. Peters                                       Secretary
David A. Bump                                         Manager



Northwind Las Vegas, LLC




MANAGERS

David A. Bump                                         Manager
Richard  Coyle                                        Manager



                                       53

Northwind Las Vegas, LLC

Scott  Payant                                         Manager
John L. Schinter                                      Manager
Pamela B. Strobel                                     Manager




Northwind Midway, LLC



OFFICERS

David A. Bump                                         Manager



Northwind Phoenix, LLC



Northwind Thermal Technologies Canada Inc.


DIRECTORS

Carter C. Culver                                      Director
Ruth Ann M. Gillis                                    Director
George H. Gilmore, Jr.                                Director
Pamela B. Strobel                                     Director



OFFICERS

J. Barry Mitchell                                     Vice President and Treasurer
Scott  Payant                                         Vice President of Finance
Katherine  K. Combs                                   Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N. Peters                                       Assistant Secretary



OSP Consultants, Inc.


DIRECTORS

                                       54

David R. Helwig                                       Director



OFFICERS

Darren  Schmid                                        Vice President
W. Harry  Muller                                      Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
David R. Helwig                                       Chairman
Terence  R. Montgomery                                Senior Vice President and Treasurer



OSP Servicios, S.A. de C.V.



OSP Telcom de Colombia, LTDA



OSP Telcomm de Mexico, S.A. de C.V.


DIRECTORS

David R. Helwig                                       Director



OFFICERS

W. Harry Muller                                       Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
David R. Helwig                                       President, Assistant Treasurer and Assistant Secretary
Terence  R. Montgomery                                Senior Vice President and Treasurer



OSP Telecom, Inc.


DIRECTORS

David R. Helwig                                       Director



OFFICERS

                                       55

W. Harry Muller Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
David R. Helwig                                       Chairman
Terence  R. Montgomery                                Senior Vice President and Treasurer



OSP Telecommunications, Ltd.



OSP, Inc.


DIRECTORS

David R. Helwig                                       Director



OFFICERS

W. Harry Muller Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
David R. Helwig                                       Chairman
Terence  R. Montgomery                                Senior Vice President and Treasurer



P.A.C.E. Environmental, LLC



OFFICERS

Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
David R. Helwig                                       Chairman
Terence  R. Montgomery                                Senior Vice President and Treasurer



P.A.C.E. Field Services, LLC



OFFICERS

Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
David R. Helwig                                       Chairman
Terence  R. Montgomery                                Senior Vice President and Treasurer



                                       56

PEC Financial Services, LLC


DIRECTORS

J. Barry Mitchell Manager Yolanda F. Pagano Manager George R. Shicora Manager



OFFICERS

Gregory  Golazeski                                    President
Yolanda  F. Pagano                                    Vice President
George R. Shicora                                     Treasurer
Todd  D. Cutler                                       Secretary
Maria  D. Conway                                      Assistant Treasurer
Yolanda  F. Pagano                                    Assistant Secretary
Gregory  Golazeski                                    General Counsel



PECO Energy Capital Corp.


DIRECTORS

Ruth Ann M. Gillis                                    Director
Suzanne  Hay                                          Director
J. Barry Mitchell                                     Director



OFFICERS

J. Barry Mitchell                                     Chairman, President
Thomas R. Miller                                      Vice President
                                                      Treasurer
Todd  D. Cutler                                       Secretary
Suzanne  Hay                                          Assistant Secretary



PECO Energy Capital Trust II


                                       57


PECO Energy Capital Trust III



PECO Energy Capital, LP



PECO Energy Company


DIRECTORS

Pamela B. Strobel                                     Chair
Frank M. Clark                                        Director
Ruth Ann M. Gillis                                    Director
Kenneth G. Lawrence                                   Director
John W. Rowe                                          Director
Pamela B. Strobel                                     Director



OFFICERS

Kenneth G. Lawrence                                   President
Craig L. Adams                                        Vice President, Contractor and Supply Management
Ellen M. Cavanaugh                                    Vice President, Electric Supply and Transmission
Frank  Frankowski                                     Vice President, Finance and Chief Financial Officer
Reed R. Horting                                       Vice President, Gas Supply and Transportation
Frank J. Jiruska                                      Vice President, Customer and Marketing Services
J. Lindsay Johnston                                   Vice President, Human Resources
George  Lyons                                         Vice President, Regulatory, Communications and External Affairs
J. Barry Mitchell                                     Vice President and Treasurer
Denis  P. O'Brien                                     Vice President, Operations
Kathleen M. Walters                                   Vice President, Information Technology and Chief Information Officer
Katherine  K. Combs                                   Corporate Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N. Peters                                       Assistant Secretary
Delia W. Stroud                                       Assistant Corporate Secretary



PECO Energy Power Company


DIRECTORS

Oliver D. Kingsley, Jr.                               Chair



                                       58

Preston D. Swafford                                   Director
Thomas H. Weir                                        Director



OFFICERS

Preston D. Swafford                                   President
Edward  J. Cullen, Jr.                                Vice President - Legal
J. Barry Mitchell                                     Vice President and Treasurer
Katherine  K. Combs                                   Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N. Peters                                       Assistant Secretary



PECO Energy Transition Trust




TRUSTEE

Thomas  R. Miller                                     Trustee
George R. Shicora                                     Trustee



PECO Hyperion Telecommunications



OFFICERS

 -  Partnership                                       Does Not Have Officers



                                       59


PECO Wireless, LP



Penesco Company, LLC



OFFICERS

James  P. Malone                                      President
Kevin P. Donovan                                      Vice President
Rod  Krich                                            Vice President
Kenneth S. Petersen                                   Vice President
J. Barry Mitchell                                     Treasurer
Edward  J. Cullen, Jr.                                Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N. Peters                                       Assistant Secretary



PHT Holdings, LLC



OFFICERS

George H. Gilmore, Jr.                                President
Ronald S. Rooth                                       Senior Vice President and Chief Financial Officer
J. Barry Mitchell                                     Vice President and Treasurer
James  W. Morozzi                                     Vice President
Nicholas G. Stathes                                   Vice President
John  C. Halderman                                    Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Port City Power, LLC



OFFICERS

Oliver D. Kingsley, Jr.                               President
Edward  J. Cullen, Jr.                                Vice President - Legal



                                       60

Charles  P. Lewis                                     Vice President
J. Barry Mitchell                                     Vice President and Treasurer
Preston D. Swafford                                   Vice President
Katherine  K. Combs                                   Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Thomas H. Weir                                        Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Rand-Bright Corporation


DIRECTORS

David R. Helwig                                       Director



OFFICERS

Robert  Cleveland                                     Treasurer
Scott  McTrusty                                       Assistant Treasurer
James  Fugarino                                       Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
David R. Helwig                                       Chairman



RJE Telecom, Inc.


DIRECTORS

David R. Helwig                                       Director



OFFICERS

Lawrence  Coleman                                     Executive Vice President
W. Harry  Muller                                      Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
Robert  Ennis                                         President, Assistant Treasurer and Assistant Secretary
David R. Helwig                                       Chairman
Terence  R. Montgomery                                Senior Vice President and Treasurer


                                       61


Scherer Holdings 1, LLC



OFFICERS

Robert E. Berdelle                                    Vice President
Daniel E. Thone                                       Treasurer
Scott N. Peters                                       Secretary
Scott A. Vogt                                         Assistant Treasurer




MANAGERS

Robert E. Berdelle                                    Member of Management Committee
Andrew L Stidd                                        Member of Management Committee



Scherer Holdings 2, LLC



OFFICERS

Robert E. Berdelle                                    Vice President
Daniel E. Thone                                       Treasurer
Scott N. Peters                                       Secretary
Scott A. Vogt                                         Assistant Treasurer




MANAGERS

Robert E. Berdelle                                    Member of Management Committee
Andrew L Stidd                                        Member of Management Committee



Scherer Holdings 3, LLC



OFFICERS

Robert E. Berdelle                                    Vice President
Daniel E. Thone                                       Treasurer



                                       62

Scott N. Peters                                       Secretary
Scott A. Vogt                                         Assistant Treasurer




MANAGERS

Robert E. Berdelle                                    Member of Management Committee
Patricia L. Kampling                                  Member of Management Committee
Andrew L Stidd                                        Member of Management Committee



Sithe Energies, Inc.


DIRECTORS

William  Kriegel                                      Director and Chair
R. Keith Elliott                                      Director
Guillaume  Hannezo                                    Director
Gerald  R. Rainey                                     Director
Dickinson  M. Smith                                   Director
Kiyoshi  Yoshimitsu                                   Director



OFFICERS

Barry  Sullivan                                       Vice Chair
William  Kriegel                                      Chief Executive Officer
Thomas  Boehlert                                      Senior Vice President and Chief Financial Officer
Sandra  Manilla                                       Vice President and Treasurer
Hyun  Park                                            Senior Vice President, General Counsel and Secretary



Southeast Chicago Energy Project, LLC



OFFICERS

Edward  J. Cullen, Jr.                                Vice President - Legal
Charles  P. Lewis                                     Vice President
J. Barry Mitchell                                     Vice President and Treasurer
Preston D. Swafford                                   Vice President
Katherine  K. Combs                                   Secretary
George R. Shicora                                     Assistant Treasurer



                                       63

Charles  S. Walls                                     Assistant Treasurer
Thomas H. Weir                                        Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Spruce Equity Holdings, L.P.



Spruce Holdings G.P. 2000, LLC



Spruce Holdings L.P. 2000, LLC



Spruce Holdings Trust



TRUSTEE

Wilmington Trust Company                              Trustee






                                       64



Sunesys of Virginia, Inc.


DIRECTORS

David R. Helwig                                       Director



OFFICERS

Lawrence  Coleman                                     President
David  Channing                                       Vice President - Corporate Development
John P. Clark                                         Vice President - Finance
John  Coleman                                         Senior Vice President-Special Projects
William  Coleman                                      Senior Vice President-Operations
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
David R. Helwig                                       Chairman
Terence  R. Montgomery                                Senior Vice President and Treasurer



Sunesys, Inc.


DIRECTORS

David R. Helwig                                       Director



OFFICERS

John  Coleman                                         President
David  Channing                                       Vice President, Corporate Development
John P. Clark                                         Vice President - Finance
John  Coleman                                         Senior Vice President-Special Projects
William  Coleman                                      Senior Vice President-Operations
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
David R. Helwig                                       Chairman
Terence  R. Montgomery                                Senior Vice President and Treasurer



Susquehanna Electric Company

                                       65


DIRECTORS

Oliver D. Kingsley, Jr.                               Chair
Preston D. Swafford                                   Director
Thomas H. Weir                                        Director



OFFICERS

Preston D. Swafford                                   President
Edward  J. Cullen, Jr.                                Vice President - Legal
J. Barry Mitchell                                     Vice President and Treasurer
Katherine  K. Combs                                   Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N. Peters                                       Assistant Secretary

Susquehanna Power Company


DIRECTORS

Oliver D. Kingsley, Jr.                               Director
Preston D. Swafford                                   Director
Thomas H. Weir                                        Director



OFFICERS

Oliver D. Kingsley, Jr.                               Chair
Preston D. Swafford                                   President
Edward  J. Cullen, Jr.                                Vice President - Legal
J. Barry Mitchell                                     Vice President and Treasurer
Katherine K. Combs                                    Secretary
George R. Shicora                                     Assistant Treasurer
Charles S. Walls                                      Assistant Treasurer
Todd D. Cutler                                        Assistant Secretary
Scott N. Peters                                       Assistant Secretary

Syracuse Merit Electric, Inc.


DIRECTORS

                                       66

David R. Helwig                                       Director



OFFICERS

Dorothy  Roberts                                      Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
David R. Helwig                                       Chairman
James P. Maloney                                      President, Assistant Treasurer and Assistant Secretary
Terence  R. Montgomery                                Senior Vice President and Treasurer
Lucinda  Speech                                       Assistant Controller and Assistant Treasurer



T.H. Green Electric Co., Inc.


DIRECTORS

David R. Helwig                                       Director



OFFICERS

Rick  Manville                                        President
Esteban  F. Alvarez                                   Vice President and Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
David R. Helwig                                       Chairman
Ken  Podolack                                         Chief Financial Officer and Treasurer


Texas Ohio Gas, Inc.


DIRECTORS

Carter C. Culver                                      Director
George H. Gilmore, Jr.                                Director



OFFICERS

Frank L. Peraino                                      President



                                       67

Barbara  Fatina                                       Vice President
William G. O'Brien                                    Vice President
Barbara  Fatina                                       Treasurer
                                                      Secretary


The Proprietors of the Susquehanna Canal




OTHER

Gerald  R. Rainey                                     Governor



Trinity Industries, Inc.


DIRECTORS

David R. Helwig                                       Director



OFFICERS

Paul  Daily                                           Executive Vice President
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
David R. Helwig                                       Chairman
Terence  R. Montgomery                                Senior Vice President and Treasurer



Unicom Assurance Company, Ltd.



OFFICERS

Ruth Ann M. Gillis                                    Director and President
Robert K. McDonald                                    Vice President
Glenn D. Newman                                       Vice President
May  Coye                                             Secretary
E. John  Thompson                                     Assistant Secretary


                                       68



OTHER

C.F.A. Cooper                                         Director
Odyssefs Drosou                                       Director
Ruth Ann M. Gillis                                    Director
Robert K. McDonald                                    Director



Unicom Investment Inc.


DIRECTORS

Ruth Ann M. Gillis                                    Director



OFFICERS

Ruth Ann M. Gillis                                    Chairman, President and Chief Executive Officer
J. Barry Mitchell                                     Vice President and Treasurer
Katherine  K. Combs                                   Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Unicom Power Holdings, LLC


DIRECTORS

Carter C. Culver                                      Director
George H. Gilmore, Jr.                                Director



OFFICERS

George H. Gilmore, Jr.                                President
J. Barry Mitchell                                     Vice President
                                                      Treasurer



                                       69

Katherine  K. Combs                                   Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N. Peters                                       Assistant Secretary



Unicom Power Marketing Inc.


DIRECTORS

Carter C. Culver                                      Director
George H. Gilmore, Jr.                                Director



OFFICERS

George H. Gilmore, Jr.                                President
J. Barry Mitchell                                     Vice President
                                                      Treasurer
Katherine  K. Combs                                   Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N. Peters                                       Assistant Secretary


OTHER

S.Gary Snodgrass                                      Chairman, President and Chief Executive Officer
                                                      Director, Chairman, President, Chief Executive
                                                      Officer

Unicom Resources Inc.


DIRECTORS

Ruth Ann M. Gillis                                    Director
Pamela B. Strobel                                     Director



OFFICERS

                                       70

Ruth Ann M. Gillis                                    Chairman, President
J. Barry Mitchell                                     Vice President and Treasurer
Katherine  K. Combs                                   Secretary
George R. Shicora                                     Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N. Peters                                       Assistant Secretary




OTHER

Pamela B. Strobel                                     Director, Executive Vice President



UniGridEnergy, LLC



Universal Network Development Corp.


Utility Locate & Mapping Services, Inc.


DIRECTORS

David R. Helwig                                       Director



OFFICERS

Darren  Schmid                                        Vice President
W. Harry  Muller                                      Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
David R. Helwig                                       Chairman and Chief Executive Officer
Terence  R. Montgomery                                Senior Vice President and Treasurer



VSI Group Inc


DIRECTORS

                                       71

David R. Helwig                                       Director



OFFICERS

Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
David R. Helwig                                       Chairman
Gregory  Holman                                       President, Assistant Treasurer and Assistant Secretary
Terence  R. Montgomery                                Senior Vice President and Treasurer
Aung  Myint                                           Senior Vice President, CFO, CAO, Assistant Treasurer and Assistant
                                                      Secretary



Wansley Holdings 1, LLC



OFFICERS

Robert E. Berdelle                                    Vice President
Daniel E. Thone                                       Treasurer
Scott N. Peters                                       Secretary
Scott A. Vogt                                         Assistant Treasurer




MANAGERS

Robert E. Berdelle                                    Member of Management Committee
Andrew L Stidd                                        Member of Management Committee



Wansley Holdings 2, LLC



OFFICERS

Robert E. Berdelle                                    Vice President
Daniel E. Thone                                       Treasurer
Scott N. Peters                                       Secretary
Scott A. Vogt                                         Assistant Treasurer



                                       72


MANAGERS

Robert E. Berdelle                                    Member of Management Committee
Andrew L Stidd                                        Member of Management Committee



WCB Services, LLC


ITEM 6. OFFICERS AND DIRECTORS - PART II.


Financial Connections - The following is a list, as of December 31, 2002, of all officers and directors of each system company who have financial connections within the provisions of Section 17(c) of the Public Utility Holding Company Act of 1935.


               1. Edward A. Brennan: Member of Board of Directors of Unicom and ComEd from 1995 through the merger closing; member of Board of Directors of Exelon since the merger closing, and member of Board of Directors of Morgan Stanley, investment banker, New York, New York. Authorized pursuant to Rule 70(b).

               2. Edgar D. Jannotta: Member of Board of Directors of Unicom and ComEd from 1994 through the merger closing; member of Board of Directors of Exelon since the merger closing, and Chairman of William Blair & Co., L.L.C., investment banker, Chicago, Illinois. Authorized pursuant to Rule 70(b).

               3. John W. Rogers: Member of Board of Directors of Unicom and ComEd from 1999 through the merger closing; member of Board of Directors of Exelon since the merger closing, and member of Board of Directors of Bank One Corporation, commercial banking institution, Chicago, Illinois. Authorized pursuant to Rule 70(a).

               4. John W. Rowe: Member of Board of Directors of Unicom and ComEd from 1998 through the merger closing; member of Board of Directors of Exelon since the merger closing, and member of Board of Directors of The Northern Trust Company, commercial banking institution, Chicago, Illinois. Authorized pursuant to Rule 70(b).



ITEM 6. OFFICER AND DIRECTORS - PART III.

(a), (b) and (c) Directors' and Executive Officers' Compensation, Interests in Securities and Transactions with System Companies.

     Information concerning compensation, interests in system securities, and transactions with system companies is set forth in Exhibits A.1 and A.2 to this Form U5S and is incorporated herein by reference.

(d)  Indebtedness of Directors or Executive Officers to System Companies.

     None.

(e) Directors' and Executive Officers' Participation in Bonus and Profit-Sharing Arrangements and Other Benefits.

     See Exhibit A.2 for descriptions of the participation of directors and executive officers of System companies in bonus and profit-sharing arrangements and other benefits.

(f)  Directors' and Executive Officers' rights to Indemnity.

     The state laws under which each of the companies is incorporated provide broadly for indemnification of directors and officers against claims and liabilities against them in their capacities as such. Each of the companies' charters or by-laws also provides for indemnification of directors and officers. In addition, directors and executive offices of Exelon and all subsidiary companies are insured under directors' and officers' liability policies.


ITEM 7.   CONTRIBUTIONS AND PUBLIC RELATIONS

Item 1.   Political Contributions.


Building Fund Contributions

                Republican Governors Asociation                        $30,000
                Republican Attorneys Generals Association                5,000
                Republican Governors Association                        20,000


                Several System Companies have established separate segregated funds known as political action committees, established pursuant to the Federal Election Campaign Act, in soliciting employee participation in Federal, state and local elections.

Item 2. Citizens Groups and Public Relations. Contributions were made to various chambers of commerce, industry groups, and other groups for civic purposes.

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I. INTERCOMPANY SALES AND SERVICE

Exelon reports intercompany service, sales and construction contracts on:
1.       Form U-13-60, Annual Report for Service Company.
2.       Form U-9C-3, Quarterly Report Pursuant to Rule 58.
3. Certificate of Notification, Semi-annual report on non-service company transactions.


Part II. The System companies had no contracts to purchase services or goods during 2002 from any affiliate (other than a System company) or from a company, in which any officer or director of the receiving company is a partner or owns 5 percent of more of any class of equity securities, except as reported in Item 6.

Part III. The System companies do not employ any other person for the performance on a continuing basis of management, supervisory or financial advisory services.


ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES


Required information for investment in wholesale generation and foreign utility companies as of December 31, 2002.


(a) Company name, business address, facilities and interest held;
(b) Capital invested, recourse debt, guarantees and transfer of assets and affiliates.
(c) Ratio of debt to common equity and earnings.
(d) Contracts for services, sales or construction with affiliates.


Exelon does not have any investments in foreign utility companies. Investments in EWGs are addressed below.


Part 1
------


1. Sithe Energies, Inc. (Sithe).
   -----------------------------

     a)   335 Madison Avenue, 28th Fl. New York, New York 10017.

          Owns and operates power generators in North America with a net generation capacity of 3,371 MWs.

          Exelon Fossil Holdings, Inc. owns 49.9% of Sithe and holds an option to purchase the remaining 50.1% interest.

     b)   Capital invested -

          Information on the capital investment is filed herewith confidentially on Form SE.

          Sithe debt for which there is recourse to Exelon or the system companies - None.

          Guarantees by the registered holding company - None.

          Transfer of assets from an affiliate to Sithe - None.

     c)   Ratio of debt to common equity - .52 to 1.

          Earnings - Information on earnings is filed herewith confidentially on Form SE.

     d)   Contracts with affiliates -

          Under a service agreement dated December 18, 2000, Generation provides certain engineering and environmental services for fossil facilities owned by Sithe and for certain developmental projects. Generation is compensated for these services at cost. In 2002, these services amounted to $1 million.

          Under a service agreement dated December 18, 2000, Sithe provides Generation certain fuel and project development services. Sithe is compensated for these services at cost. In 2002, these services amounted to $13 million.


2. AmerGen Energy Company, L.L.C. (AmerGen)
   ----------------------------------------

     a)   200 Exelon Way, Suite 345 Kennett Square, Pennsylvania 19348.

          Owns and operates Clinton Nuclear Power Station, Three Mile Island Unit No. 1 Nuclear Generating Facility, and Oyster Creek Nuclear Generation Facility with an aggregate capacity of 2,398 MW. Genco owns a 50% interest in AmerGen.

     b) Capital invested - Information on the capital investment is filed herewith confidentially on Form SE.


          AmerGen debt for which there is recourse to Exelon or the system companies - None.


          Other - In February 2002, Generation entered into an agreement to loan AmerGen up to $75 million at an interest rate equal to the 1-month London Interbank Offering Rate plus 2.25%. In July 2002, the limit of the loan agreement was increased to $100 million and the maturity date was extended to July 1, 2003. As of December 31 2002, the outstanding principal balance of the loan was $35 million.


          Guarantees by the registered holding company - Genco has agreed to provide up to $100 million to AmerGen at any time for operating expenses. Exelon anticipates that Genco's capital expenditures will be funded by internally generated funds, Genco borrowings or capital contributions from Exelon.

          Transfer of assets from an affiliate to AmerGen - None.


     (c)  Ratio of debt to common equity - 0.46 to 1.


          Earnings - Information on earnings is filed herewith confidentially on Form SE.

     (d)  Contracts with affiliates -


          AmerGen receives services from Exelon Generation including engineering, regulatory support, systems integration, accounting and general services. Exelon Generation provides operation and support services to the nuclear facilities owned by AmerGen pursuant to a Service Agreement dated as of March 1, 1999. This service agreement has an indefinite term and may be terminated by Genco or by AmerGen on 90 days notice. Generation is compensated for these services at cost. Genco provided AmerGen with services valued at $70 million, pursuant to the Service Agreement.

          Generation has entered into PPAs dated December 18, 2001 and November 22, 1999 with AmerGen. Under the 2001 PPA, Generation has agreed to purchase from AmerGen all the energy from Unit No. 1 at Three Mile Island Nuclear Station from January 1, 2002 through December 31, 2014. Under the 1999 PPA, Generation agreed to purchase from AmerGen all of the residual energy from Clinton Nuclear Power Station (Clinton) through December 31, 2002. Currently, the residual output is approximately 31% of the total output of Clinton. In accordance with the terms of the AmerGen partnership agreement, the 1999 PPA will be extended through the end of the AmerGen partnership agreement in 2006. Purchased power in 2002 was $273 million.


3. ExTex LaPorte Limited Partnership (ExTex)
   -----------------------------------------

     a)   300 Exelon Way, Kennett Square, PA 19348.


          ExTex owns a 160-MW peaking plant in LaPorte, Texas, which commenced operation in 2001.

          Exelon Peaker Development Limited, LLC and Exelon Peaker Development General, LLC. own 99% and 1%, respectively, of ExTex.

          On April 25, 2002, Genco acquired two natural-gas and oil-fired plants from TXU Corp. (TXU) for an aggregate purchase price of $443 million. The purchase included the 893-megawatt Mountain Creek Steam Electric Station in Dallas and the 1,441-megawatt Handley Steam Electric Station in Fort Worth. The transaction included a purchased power agreement for TXU to purchase power during the months of May through September from 2002 through 2006. During the periods covered by the purchased power agreement, TXU will make fixed capacity payments, variable expense payments, and will provide fuel to Exelon in return for exclusive rights to the energy and capacity of the generation plants.

     b) Capital invested - Information on the capital investment is filed herewith confidentially on Form SE.


          ExTex debt for which there is recourse to Exelon or the system companies -

          See Guarantees below.

          Guarantees by the registered holding company -

          ExTex LaPorte executed a Purchase and Sale Agreement to acquire the Mountain Creek and Handley power plants from TXU for $443 million. The obligations of ExTex LaPorte under the Purchase and Sale Agreement are guaranteed by Genco.

          Transfer of assets from an affiliate to ExTex - None.

     (c)  Ratio of debt to common equity - 4.54 to 1.

          Earnings - Information on earnings is filed herewith confidentially on Form SE.

     (d)  Contracts with affiliates -

          See a) above for a purchase power agreement.



4. Exelon New England Holdings, LLC
   --------------------------------

     a)   300 Exelon Way, Kennett Square, PA 19348.

          Genco owns 100.00% of Exelon New England Companies.


     b) Capital invested - Information on the capital investment is filed herewith confidentially on Form SE.


          On November 1, 2002, Genco purchased the assets of Sithe New England Holdings, LLC (now dba Exelon New England), a subsidiary of Sithe, and related power marketing operations. Sithe New England's primary assets are gas-fired facilities currently under development. The purchase price for the Sithe New England assets consisted of a $534 million note to Sithe, $14 million of direct acquisition costs and an adjustment to Genco's investment in Sithe to reflect Sithe's sale of Sithe New England to Genco. SBG has a $1.25 billion credit facility (the SBG Facility) to finance the construction of these two generating facilities. The $1.0 billion outstanding under the facility at December 31, 2002 is reflected on Exelon's Consolidated Balance Sheet. Sithe New England owns 4,066 megawatts (MWs) of generation capacity, consisting of 1,645 MWs in operation and 2,421 MWs under construction. Sithe New England's generation facilities are located primarily in Massachusetts.

          Debt for which there is recourse to Exelon or the system companies - None.


          Guarantees by the registered holding company -


          After construction of the power stations is complete, Genco could be required to guarantee up to an additional $42 million in order to ensure that the facilities have adequate funds available for potential outage and other operating costs and requirements. Additionally, Genco will assume various Sithe guarantees related to an equity contribution agreement between Sithe New England and Sithe Boston Generation, LLC
          (SBG), a project subsidiary of Sithe New England. The equity contribution agreement requires, among other things, that Sithe New England, upon the occurrence of certain events, contribute up to $38 million of equity for the purpose of completing the construction of two generating facilities.


          Transfer of assets from an affiliate - None.

     c)   Ratio of debt to common equity - .32 to 1.

          Earnings - Information on earnings is filed herewith confidentially on Form SE.

     d)   Contracts with affiliates - None.

          Sithe provided transition services to Genco with respect to the New England acquisition. These services were provided at cost in the amount of $1.7 million.


5. Southeast Chicago Energy Project, LLC
  --------------------------------------


     a)   300 Exelon Way, Kennett Square, PA 19348.

          Owns and operates gas peaking units in Chicago Illinois with a net generation capacity of 350 MW.

          Genco owns 100 % of Southeast Chicago.

     b) Capital invested - Information on the capital investment is filed herewith confidentially on Form SE.


          Debt for which there is recourse to Exelon or the system companies - None.


          Guarantees by the registered holding company - None.

          Transfer of assets from an affiliate - None.


     c)   Ratio of debt to common equity - No debt.


          Earnings - Information on earnings is filed herewith confidentially on Form SE.


     d)   Contracts with affiliates - None.



Part II
-------

       An organization chart showing the relationship of each EWG to other system companies is included as Exhibit H.


Part III
--------

       Rule 53(a) provides that a registered holding company's aggregate investment in EWGs and FUCOs may not exceed 50% of its retained earnings. Exelon was granted partial relief from this rule pursuant to the December 8, 2000 Order, which provides for a Modified Rule 53 Test applicable to Exelon's investments in EWGs and FUCOs of $4,000 million. At December 31, 2002, Exelon's "aggregate investment" (as defined in rule 53(a) under PUHCA) in all EWGs and FUCOs was approximately $2,076 million, and accordingly, at December 31, 2002, Exelon's remaining investment capacity under the Modified Rule 53 Test was approximately $1,924 million. At December 31, 2002, Exelon's "consolidated retained earnings" (as defined in rule 53(a) under PUHCA) was $1,592 million.

       Ratio of aggregate investment in EWGs and FUCOs to the aggregate capital investment of the registered holding company in its domestic public utility subsidiary companies: 22.1%.




ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS

FINANCIAL STATEMENTS

Exelon Corporation and Subsidiaries


Notes to Financial Statements
-----------------------------
Reference is made to "Notes to Consolidated Financial Statements" contained in the Exelon 2002 Annual Report to Shareholders, which information is incorporated by reference.


EXHIBITS

The following exhibits are incorporated by reference to the indicated SEC file number, unless an asterisk appears next to the exhibit reference. A single asterisk indicates exhibits which are filed herewith.

EXHIBIT
NUMBER                           DESCRIPTION

A.   ANNUAL REPORTS FILED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934

        A.1 2002 Annual Report on Form 10-K for Exelon, ComEd, PECO and Generation File Nos. 01-16169, 01-1839, 01-01401 and 333-85496
                respectively.

        A.2     2002 Proxy Statement of Exelon Corporation.  File No. 01-16169.

        A.3 Exelon Corporation Form 8-K filed February 21, 2003 containing Exelon 2002 financial statements, footnotes and management's discussion and analysis.



B. CHARTERS, ARTICLES OF INCORPORATION, TRUST AGREEMENTS, BY-LAWS, AND OTHER FUNDAMENTAL DOCUMENTS OF ORGANIZATION

       The articles and bylaws of Exelon, ComEd, PECO, PEPCO, SECO, and Genco, are incorporated by reference to the following:

Exelon 10-K
Exhibit No.    Description
-----------    -----------


3-1 Articles of Incorporation of Exelon Corporation (Registration Statement No. 333-37082, Form S-4, Exhibit 3-1).

3-2            Bylaws of Exelon Corporation (Registration Statement No.
               333-37082, Form S-4, Exhibit 3-2).

3-3 Amended and Restated Articles of Incorporation of PECO Energy Company. (File No. 1-1401, 2000 Form 10-K, Exhibit 3-3)

3-4 Bylaws of PECO Energy Company, adopted February 26, 1990 and amended January 26, 1998 (File No. 1-01401, 1997 Form 10-K,
               Exhibit 3-2).

3-5 Restated Articles of Incorporation of Commonwealth Edison Company effective February 20, 1985, including Statements of Resolution Establishing Series, relating to the establishment of three new series of Commonwealth Edison Company preference stock known as the "$9.00 Cumulative Preference Stock," the "$6.875 Cumulative Preference Stock" and the "$2.425 Cumulative Preference Stock" (File No. 1-1839, 1994 Form 10-K, Exhibit 3-2).

3-6 Bylaws of Commonwealth Edison Company, effective September 2, 1998, as amended through October 20, 2000. (File No. 1-1839, 2000 Form 10-K, Exhibit 3-6)

3-7 PECO Energy Power Company's Certificate of Organization and Charter, By-laws amended as of December 23, 1993, and amendment to Articles of Incorporation filed February 8, 1994, are incorporated herein by reference (1991 Form U5S and 1993 Form 10-K, File No. 1-1392).

3-8 Susquehanna Power Company's Certificate of Organization is incorporated herein by reference (1991 Form U5S, File No. 1-1392); By-laws amended December 23, 1993, and Charter amendment filed February 8, 1994 are incorporated herein by reference (1993 Form U5S, File No. 1-1392).

3-9 Certificate of Formation of Exelon Generation Company, LLC (Registration Statement No. 333-85496, Form S-4, Exhibit 3-1).

3-10 Exelon Generation Company, LLC Operating Agreement (Registration Statement No. 333-85496, Form S-4, Exhibit 3-2).

3-11 The articles and bylaws of Exelon Delivery, and Ventures are incorporated herein by reference (2001 Form U5S, File No. 1-16169).

C. The indentures or other fundamental documents defining the rights of holders of funded debt listed below are incorporated by reference:

Exelon 10-K
Exhibit No.    Description
-----------    -----------

4-3 First and Refunding Mortgage dated May 1, 1923 between The Counties Gas and Electric Company (predecessor to PECO Energy Company) and Fidelity Trust Company, Trustee (First Union National Bank, successor), (Registration No. 2-2281, Exhibit B-1).

4-3-1                 Supplemental Indentures to PECO Energy Company's First and Refunding Mortgage:
                      Dated as of File              Reference                             Exhibit No.
                      ----------------              ---------                             -----------


                                       81

                      May 1, 1927                   2-2881                                B-1(c)
                      March 1, 1937                 2-2881                                B-1(g)
                      December 1, 1941              2-4863                                B-1(h)
                      November 1, 1944              2-5472                                B-1(i)
                      December 1, 1946              2-6821                                7-1(j)
                      September 1, 1957             2-13562                               2(b)-17
                      May 1, 1958                   2-14020                               2(b)-18
                      March 1, 1968                 2-34051                               2(b)-24
                      March 1, 1981                 2-72802                               4-46
                      March 1, 1981                 2-72802                               4-47
                      December 1, 1984              1-01401, 1984 Form 10-K               4-2(b)
                      April 1, 1991                 1-01401, 1991 Form 10-K               4(e)-76
                      December 1, 1991              1-01401, 1991 Form 10-K               4(e)-77
                      April 1, 1992                 1-01401, March 31, 1992               4(e)-79
                                                    Form 10-Q
                      June 1, 1992                  1-01401, June 30, 1992                4(e)-81
                                                    Form 10-Q
                      July 15, 1992                 1-01401, June 30, 1992                4(e)-83
                                                    Form 10-Q
                      September 1, 1992             1-01401, 1992 Form 10-K               4(e)-85
                      March 1, 1993                 1-01401, 1992 Form 10-K               4(e)-86
                      May 1, 1993                   1-01401, March 31, 1993               4(e)-88
                                                    Form 10-Q
                      May 1, 1993                   1-01401, March 31, 1993               4(e)-89
                                                    Form 10-Q
                      August 15, 1993               1-01401, Form 8-A dated               4(e)-92
                                                    August 19, 1993
                      November 1, 1993              1-01401, Form 8-A dated               4(e)-95
                                                    October 27, 1993
                      May 1, 1995                   1-01401, Form 8-K dated               4(e)-96
                                                    May 24, 1995

                     October 15, 2001

4-4             Mortgage of Commonwealth Edison Company to Illinois Merchants
                Trust Company, Trustee (Harris Trust and Savings Bank, as current successor Trustee), dated July 1, 1923, Supplemental
                Indenture thereto dated August 1, 1944, and amendments and supplements thereto dated, respectively, August 1, 1946, April
                1, 1953, March 31, 1967, April 1,1967, July 1, 1968, October 1,
                1968, February 28, 1969, May 29, 1970, June 1, 1971, May 31,
                1972, June 15, 1973, May 31, 1974, June 13, 1975, May 28, 1976,
                and June 3, 1977. (File No. 2-60201, Form S-7, Exhibit 2-1).

4-5-1             Supplemental Indentures to aforementioned Commonwealth Edison Mortgage.

                      Dated as of File              Reference                             Exhibit No.
                      ----------------              ---------                             -----------
                      August 1, 1946                2-60201, Form S-7                     2-1
                      April 1, 1953                 2-60201, Form S-7                     2-1
                      March 31, 1967                2-60201, Form S-7                     2-1
                      April 1, 1967                 2-60201, Form S-7                     2-1
                      February 28, 1969             2-60201, Form S-7                     2-1
                      May 29, 1970                  2-60201, Form S-7                     2-1
                      June 1, 1971                  2-60201, Form S-7                     2-1
                      April 1, 1972                 2-60201, Form S-7                     2-1
                      May 31, 1972                  2-60201, Form S-7                     2-1
                      June 15, 1973                 2-60201, Form S-7                     2-1



                                       82

                      May 31, 1974                  2-60201, Form S-7                     2-1
                      June 13, 1975                 2-60201, Form S-7                     2-1
                      May 28, 1976                  2-60201, Form S-7                     2-1
                      June 3, 1977                  2-60201, Form S-7                     2-1
                      May 17, 1978                  2-60201, Form S-7                     2-1
                      August 31, 1978               2-99665, Form S-3                     4-3
                      June 18, 1979                 2-99665, Form S-3                     4-3
                      June 20, 1980                 2-99665, Form S-3                     4-3
                      April 16, 1981                2-99665, Form S-3                     4-3
                      April 30, 1982                2-99665, Form S-3                     4-3
                      April 15, 1983                2-99665, Form S-3                     4-3
                      April 13, 1984                2-99665, Form S-3                     4-3
                      April 15, 1985                2-99665, Form S-3                     4-3
                      April 15, 1986                33-6879, Form S-3                     4-9
                      June 15, 1990                 33-38232, Form S-3                    4-12
                      June 1, 1991                  33-40018, Form S-3                    4-12
                      October 1, 1991               33-40018, Form S-3                    4-13
                      October 15, 1991              33-40018, Form S-3                    4-14
                      February 1, 1992              1-1839, 1991 Form 10-K                4-18
                      May 15, 1992                  33-48542, Form S-3                    4-14
                      July 15, 1992                 33-53766, Form S-3                    4-13
                      September 15, 1992            33-53766, Form S-3                    4-14
                      February 1, 1993              1-1839, 1992 Form 10-K                4-14
                      April 1, 1993                 33-64028, Form S-3                    4-12
                      April 15, 1993                33-64028, Form S-3                    4-13
                      June 15, 1993                 1-1839, Form 8-K dated                4-1
                                                    May 21, 1993
                      July 15, 1993                 1-1839, Form 10-Q for                 4-1
                                                    quarter ended June
                                                    30, 1993.
                      January 15, 1994              1-1839, 1993 Form 10-K                4-15
                      December 1, 1994              1-1839, 1994 Form 10-K                4-16
                      June 1, 1996                  1-1839, 1996 Form 10-K                4-16
                      March 1, 2002                 1-1839, 2001 Form 10-K                4-4-1
                      June 1, 2002                  1-1839, 2002 Form 10-K                4-4-1
                      May 20, 2002                  1-1839, 2002 Form 10-K                4-4-1
                      June 1, 2002                  1-1839, 2002 Form 10-K                4-4-1
                      October 7, 2002               1-1839, 2002 Form 10-K                4-4-1
                      January 13, 2003              1-1839, Form 8-K                      4-4


4-4-2 Instrument of Resignation, Appointment and Acceptance dated February 20, 2002, under the provisions of the Mortgage dated July 1, 1923, and Indentures Supplemental thereto, regarding corporate trustee (File No. 1-1839, 2001 Form 10-K, Exhibit 4-4-2).

4-4-3 Instrument dated as of January 31, 1996, for trustee under the Mortgage dated July 1, 1923 and Indentures
                      Supplemental thereto, regarding individual trustee (File
                      No. 1-1839, 1995 Form 10-K, Exhibit 4-29).

4-5                   Indenture dated as of September 1, 1987 between
                      Commonwealth Edison Company and Citibank, N.A., Trustee relating to Notes (File No. 1-1839, Form S-3, Exhibit
                      4-13).

4-6-1                 Supplemental Indentures to aforementioned Indenture.



                    Dates as of           File Reference             Exhibit No.
                    ------------------------------------------------------------
                    September 1, 1987     33-32929, Form S-3         4-16
                    January 1, 1997       1-1839, 1999 Form 10-K     4-21
                    September 1, 2000     1-1839, 2000 Form 10-K     4-7-3

Exelon Generation Company, LLC Form S-4, April 4, 2002, Indenture dated June 1, 2001 between registrant and First Union National Bank (now Wachovia Bank, National Association)(Registration Statement No. 333-85496, Form S-4, Exhibit 4.1).

Outstanding and Uncompleted Contract or Agreement Entered by the Parent Holding Company or any Subsidiary Thereof Relating to the Acquisition of any Securities:

Generation owns a 49.9% interest in Sithe and is subject to a Put and Call Agreement (PCA) that gives Generation the right to purchase the remaining 50.1% of Sithe, and gives the other Sithe shareholders the right to sell their interest to Generation. See 2002 Annual Report on Form 10-K for Exelon, ComEd, PECO and Generation File Nos. 01-16169, 01-1839, 01-01401 and 333-85496
respectively, the Unconsolidated Equity Investments section in ITEM 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Generation for a further discussion of the PCA.



D.  TAX ALLOCATION AGREEMENT PURSUANT TO RULE 45(c)
     Filed with amended Form U5S dated April 30, 2002 for the period ending December 31, 2000.

E.  COPIES OF OTHER DOCUMENTS PRESCRIBED BY RULE OR ORDER. None.

F.  SCHEDULES SUPPORTING ITEMS OF THE REPORT.

       *F.1 The consent of the independent accountants as to their opinion on Exelon's consolidated financial statements and the footnotes is included in Exhibit F.1.

       *F.2 Supporting plant, depreciation and reserve schedules for Commonwealth Edison Company and Commonwealth Edison Company of Indiana, Inc. from FERC Form No. 1 - Annual Report of Major Electric Utilities, Licensees, and Others as follows, filed herewith of Form SE:

                Summary of Utility Plant and Accumulated Provisions for Depreciation, Amortization and Depletion

                Nuclear Fuel Materials

                Electric Plant in Service

                Electric Plant Held for Future Use

                Construction Work in Progress - Electric

                Accumulated Provision for Depreciation of Electric Utility Plant

                Non-utility Property

       *F.3 Supporting plant, depreciation and reserve schedules for and SECO from FERC Form No. 1 - Annual Report of Major Electric Utilities, Licensees, and Others and the Annual Report to the Pennsylvania Public Utility Commission filed herewith on Form SE.

                Summary of Utility Plant and Accumulated Provisions for Depreciation, Amortization and Depletion

                Nuclear Fuel Materials

                Electric Plant in Service

                Electric Plant Held for Future Use

                Construction Work in Progress - Electric

                Accumulated Provision for Depreciation of Electric Utility Plant

                Non-utility Property

                Utility Plant and Adjustments

                Completed Construction not Classified

                Preliminary Retirement Estimates

                Accumulated Provision for Depreciation, Amortization, and Depletion of Plant and Adjustments

*G.    ORGANIZATION CHART

        (Filed on Form SE)

H.     EWG OR FOREIGN UTILITY COMPANY FINANCIAL STATEMENTS

       *I.1     AmerGen Energy Company, LLC Financial Statements

                Filed confidentially on Form SE.

       *I.2 Sithe Energies, Inc. and Subsidiaries Consolidated Financial Statements

                Filed confidentially on Form SE.

       *I.3     ExTex LaPorte

                Filed confidentially on Form SE, See Item 10, FINANCIAL STATEMENTS.

       *I.4     Southeast Chicago Energy Project, LLC

                Filed confidentially on Form SE, See Item 10, FINANCIAL STATEMENTS.

       *I.5     Exelon New England Holding, LLC

                Filed confidentially on Form SE, See Item 10, FINANCIAL STATEMENTS.



                                    SIGNATURE

Exelon Corporation, a registered holding company, has duly caused this annual report for the year ended December 31, 2002 to be signed on its behalf by the undersigned thereunto duly authorized, pursuant to the requirements of the Public Utility Holding Company Act of 1935.


                                               EXELON CORPORATION



                                               By:  /S/Robert S. Shapard
                                                    ---------------------
                                                        Robert S. Shapard
                                                    Executive Vice President and
                                                     Chief Financial Officer



May 1, 2003

Exhibit F.1

CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Annual Report to the Securities and Exchange Commission on Form U5S of Exelon Corporation for the year ended December 31, 2002 filed pursuant to the Public Utility Holding Company Act of 1935, of our report dated January 29, 2003, except for Note 25 for which the date is February 21, 2003, relating to the consolidated financial statements of Exelon Corporation which are incorporated by reference in their Annual Report on Form 10-K for the year ended December 31, 2002.

May 1, 2003





PricewaterhouseCoopers
Chicago, Illinois
May 1, 2003







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